UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2025

a.k.a. Brands Holding Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40828	87-0970919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Montgomery Street, Suite 2270
San Francisco, California 94104
(Address of Principal Executive Offices, including Zip Code)
415-295-6085
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	AKA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.
On October 14, 2025, a.k.a. Brands Midco Holding Corp., as borrower (the “Lead Borrower”), a wholly-owned subsidiary of a.k.a. Brands Holding Corp. (the “Company”), entered into an Amended and Restated Syndicated Facility Agreement (the “Amended and Restated Credit Agreement”), which amends and restates in its entirety the Credit Agreement dated as of September 21, 2021 (as amended, restated, amended and restated, supplemented, increased, extended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Lead Borrower, the other Loan Parties party thereto from time to time, KeyBank National Association, as Administrative Agent, Collateral Agent and Security Trustee, and the lenders party thereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement amends and restates the Existing Credit Agreement to, among other things, (i) establish Revolving Credit Commitments in an aggregate principal amount of $35,264,284.60 (ii) establish Term Loans in an aggregate principal amount of $85,000,000, (iii) adjust the pricing stepdowns related to the interest rate on the Term SOFR Loans, Base Rate Loans and BBSY Loans after delivery of a compliance certificate for the fiscal year ending December 31, 2025 and (iv) resize baskets within certain negative covenants based on a Consolidated EBITDA of $35,200,000.

The Amended and Restated Credit Agreement extends the maturity date of (i) the Revolving Credit Commitments to October 14, 2028 and (ii) the Term Loans to October 14, 2028. The Lead Borrower is required to make mandatory amortization payments in respect of the Term Loans in an amount equal to (a) commencing with the fiscal quarter ending on December 31, 2025 and until the fiscal quarter ending on December 31, 2027, a principal amount of Term Loans equal to the aggregate outstanding principal amount of Term Loans made on the date of the execution of the Amended and Restated Credit Agreement, multiplied by 1.875% and (b) commencing with the fiscal quarter ending on March 31, 2028, a principal amount of Term Loans equal to the aggregate outstanding principal amount of Term Loans made on the date of the execution of the Amended and Restated Credit Agreement, multiplied by 2.50%.

The obligations under the Amended and Restated Credit Agreement continue to be (a) jointly and severally guaranteed by the Guarantors, including the Company, and any future subsidiaries that execute a joinder to the guaranty and related collateral agreements and (b) secured by a first priority lien on substantially all of the Lead Borrower’s and the Guarantors’ assets, subject to certain customary exceptions. In addition, the Amended and Restated Credit Agreement contains customary non-financial covenants limiting, among other things, mergers and acquisitions; investments, loans, and advances; affiliate transactions; changes to capital structure and the business; additional indebtedness; additional liens; the payment of dividends; and the sale of assets, in each case, subject to certain customary exceptions. The Amended and Restated Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, defaults under other material debt, events of bankruptcy and insolvency, failure of any guaranty or security document to be in full force and effect, and a change of control of the business.

A copy of the Amended and Restated Credit Agreement is attached hereto as 10.1, and is incorporated herein by reference. The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.
On October 15, 2025, the Company issued a press release announcing the entry into the Amended and Restated Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dates as of October 14, 2025, by and among a.k.a. Brands Midco Holding Corp., as borrower, the other Loan Parties party thereto from time to time, KeyBank National Association, as Administrative Agent, Collateral Agent and Security Trustee, and the lenders party thereto.

99.1	Press release dated October 15, 2025
104	Cover page interactive data file (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

a.k.a. Brands Holding Corp.

Date: October 15, 2025	By:	/s/ Kevin Grant
	Name:	Kevin Grant
	Title:	Chief Financial Officer